Exhibit 10.5

FIRST AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) is entered into by and between Riddell, Inc., an Illinois corporation, with its principal office located at 3670 North Milwaukee Avenue, Chicago, Illinois 60641 (the “Company”) and William Sherman, residing at 504 South Cumberland Avenue, Park Ridge, Illinois 60068 (the “Executive”), as of September 30, 2004.

WHEREAS, pursuant to the terms of an Agreement and Plan of Merger dated as of August 11, 2004 by and among Bell Sports Corp. (together with its subsidiaries, the “Bell Entities”), Riddell Holdings, LLC, Riddell Bell Holdings, Inc. (formerly known as RSG Holdings, LLC) (“Riddell Bell”), Bell Acquisition Corp. and the stockholders of Bell Sports Corp. party thereto, it is expected that an affiliate of the Company will acquire the Bell Entities (the “Bell Acquisition”), which are engaged in the business of designing, testing, manufacturing, assembling, distributing and marketing recreational helmets and accessories (including bicycle, powersport and fitness accessories) (the “Bell Business”); and

WHEREAS, in connection with and effective as of the closing of the Bell Acquisition (the “Effective Time”), the Company and the Executive desire to amend certain provisions of the Executive’s Amended and Restated Employment Agreement between the Company and the Executive dated as of June 25, 2003 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

2. Position.

(a) The second and third sentences of Section 2(a) of the Employment Agreement are hereby deleted and replaced with the following:

“With respect to his position as President and Chief Executive Officer of the Company, the Executive shall report directly to the board of the Company or to the Chief Executive Officer of Riddell Bell Holdings, Inc. With respect to Executive’s positions as President and Chief Executive Officer of any Subsidiary, the Executive shall report directly to the board of directors of such Subsidiary or to the Chief Executive Officer of Riddell Bell Holdings, Inc., it being understood and agreed, however, that each board of directors of each of the Subsidiaries shall report to the board of directors of Riddell Bell Holdings, Inc. (the “Board”).”

(b) The following clause shall be added immediately before the period at the end of the first sentence of Section 2(b) of the Employment Agreement:

“, or the Chief Executive Officer of Riddell Bell Holdings, Inc.”

3. Base Salary. Notwithstanding the first sentence of Section 3 of the Employment Agreement, during the Employment Term the Company shall pay the Executive a salary at the annual rate of not less than $300,000, commencing as of and retroactive to May 3, 2004, which rate shall be reviewed annually by the Board during the Employment Term and increased at the discretion of the Board.

4. Bonus. The second sentence of Section 4(a) of the Employment Agreement is hereby deleted and replaced with the following:

“For fiscal year 2004 and after, the bonus program shall provide a target annualized cash bonus opportunity equal to seventy percent (70%) (the “Bonus”) of the Executive’s Base Salary as determined by the Board, and at least fifty percent (50%) of such bonus shall depend on the achievement of a performance goal attributable to Riddell Bell’s earnings before interest, depreciation and taxes (“EBITDA”).”

5. Termination for Good Reason. The first sentence of Section 7(c) of the Employment Agreement is hereby deleted and replaced with the following:

“A “Termination for Good Reason” means a termination by Executive by written notice given to the Company (i) within one hundred eighty (180) days after the Effective Time (the “Transition Period”) or (ii) after the Transition Period, within ninety (90) days after the occurrence of the Good Reason event, in each case unless the circumstances constituting the Good Reason event are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason.”

6. Consequences of Termination for Good Reason. Clause (A) of Section 8(b) of the Employment Agreement is hereby deleted and replaced with the following:

“(A) equal monthly payments, for twenty-four (24) months following the Termination Date (“Severance Period”), of an amount equal to (i) $22,083.34 if the Executive’s employment and the Employment Term are terminated by the Executive for Good Reason pursuant to clause (i) of the definition of a “Termination for Good Reason” in Section 7(c) or (ii) his then monthly rate of Base Salary if the Executive’s employment and the Employment Term are terminated by the Executive for Good Reason pursuant to clause (ii) of the definition of a “Termination for Good Reason” in Section 7(c), by the Company without Cause or as a result of the Company giving notice of non-extension of the Employment Term pursuant to Section 1 hereof”.

7. Confidential Information, Non-Competition and Non-Solicitation. In Section 10 of the Employment Agreement, (i) references to “the Company and the Subsidiaries”, “the Company or the Subsidiaries”, “the Company, a Subsidiary”, “the Company, the Subsidiaries”, “the Company and all of the Subsidiaries” and the like shall be deemed to include Riddell Holdings, LLC and its subsidiaries, including without limitation Riddell Bell, RSG, the Subsidiaries and the Bell Entities and (ii) the definition of “Business” shall be deemed to include all of the businesses in which Riddell Holdings, LLC and its subsidiaries (including without limitation Riddell Bell, RSG, the Subsidiaries and the Bell Entities) are engaged in, including without limitation the Business (as originally defined in the Employment Agreement) and the Bell Business.

8. Special Rights Applicable to Purchased Units. In Exhibit C to the Employment Agreement, (i) reference to “75% of the fair market value” is hereby deleted and replaced with “the fair market value” and (ii) the last paragraph of Section 2.2(b) is hereby deleted.

9. Effective Time. This Amendment shall be effective only upon and as of the Effective Time, and otherwise shall have no force and effect.

10. Miscellaneous.

(a) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws. The Circuit Court for the State of Illinois sitting in Cook County and the United States District Court for the Northern District, Eastern Division shall have exclusive jurisdiction over the parties (and the subject matter) in connection with any action or proceeding arising out of or relating to this Amendment or any document or instrument delivered pursuit to or in connection with this Amendment. In any such action or proceeding the parties waive personal service of any summons, complaint or other process; a summons or complaint in any such action or proceeding may be served by mail, in accordance with Section 13(f) of the Employment Agreement.

(b) Entire Agreement. This Amendment, the Employment Agreement, as amended hereby, and the instruments contemplated herein and therein, contain the entire understanding of the parties with respect to the employment of the Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and the Executive with respect thereto, except nothing contained herein shall affect the rights and obligations of the Executive under the Purchase Agreement and the Operating Agreement.

(c) Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Amended and Restated Employment Agreement as of the day and year first above written.

RIDDELL, INC.

By:	/s/ Aron Schwartz
Name:	Aron Schwartz
Title:	Vice President

/s/ William Sherman
William Sherman